EXHIBIT 99

FOR IMMEDIATE RELEASE: JULY 2, 1997

Heilig-Meyers Company (NYSE:HMY), the Richmond-based home furnishings retailer, today announced that it has acquired all of the outstanding capital stock of the privately held Mattress Discounters Corporation. Mattress Discounters is the nation's largest retail bedding specialist currently operating 169 stores in 10 states and Washington D.C. with fiscal 1996 revenues of approximately $175.0 million. The initial purchase price was $42.9 million. Heilig-Meyers issued 2,269,839 shares of common stock at the time of closing and also placed 264,550 shares of common stock, with an approximate value of $5.0 million, in escrow to be paid to the former shareholders of Mattress Discounters if the acquired stores meet certain earnings targets in the twelve months following yesterday's closing. The transaction has been structured as a tax-free exchange of shares and will be accounted for under purchase accounting rules.

Troy A. Peery, Jr., President and Chief Operating Officer commented that this specialty retailing format fits well with Heilig-Meyers' already successful bedding programs. He added that Mattress Discounters will operate as a wholly owned subsidiary of Heilig-Meyers Company and that consolidated annual bedding sales would be in excess of $400 million creating by far the nation's largest retailer in this category. Mr. Peery also noted that the transaction is expected to be slightly accretive to earnings in fiscal 1998.

William C. DeRusha, Chairman and Chief Executive Officer, commented that Mattress Discounters is a well run and profitable company. He added that founder Warren Teitelbaum and current CEO Steven Lytell have created a highly successful retailing formula and marketing strategy that has resulted in revenue growth in excess of 200% over the past five years. Mr. DeRusha also noted that Heilig-Meyers plans to maintain the current management team at Mattress Discounters and will continue with their current expansion plans of 20 to 25 units in new and existing markets by fiscal year end.

Heilig-Meyers Company, a Virginia corporation, currently operates a total of 1,163 stores; 845 as Heilig-Meyers, 169 as Mattress Discounters, 99 as Rhodes, 18 as The RoomStore and 32 stores in Puerto Rico as Berrios.

Information contained in this release with respect to the expected financial impact and growth plans relating to the purchase of Mattress Discounters is forward-looking. These statements reflect the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the customer's willingness, need and financial ability to purchase bedding and related items, the costs and effectiveness of promotional activities as well as the Company's access to, and cost of capital. Other factors such as changes in tax laws, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of the forward looking statements.